[NNN 2003 Value Fund, LLC Letterhead]

April 21, 2011

RE: NNN 2003 Value Fund, LLC 2010 Annual Report

Dear NNN 2003 Value Fund Investor:

Enclosed please find a copy of NNN 2003 Value Fund LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on March 18, 2011. We encourage you to read the Form 10-K, which includes detailed business, financial and property information regarding NNN 2003 Value Fund, LLC.

As communicated in our letter to you dated March 15, 2011, our sole remaining wholly-owned real estate investment consisted of a 100 percent interest in the Sevens Building, located in St. Louis, Missouri. As indicated in that letter and in the enclosed Annual Report, the Sevens Building went into default due to non-payment of the outstanding principal balance of $21,494,000 upon maturity of the loan on October 31, 2010. The lender, General Electric Capital Corporation, offered to extend the loan for 12 months beyond the October 31, 2010 loan maturity date. However, due to unfavorable extension terms, including significant pay down of the loan balance and a requirement to fund significant monthly cash shortfalls, we concluded that it was not advantageous for our investors to continue investing in the property. The decision to cease further investment is fully supported and underscored when considering the estimated value of the real estate is approximately $5 million dollars less than the outstanding loan balance, with a very slim likelihood of a material recovery of value in the near term. Simply put, retaining the property for even a short period of time would have required a significant capital investment, in the form of a partial loan pay-down and/or capital expenditures related to the property’s parking structure. Any new capital invested in the property would very likely have been lost absent a major market recovery.

On March 7, 2011, the lender initiated foreclosure proceedings, and a successor trustee was appointed to conduct a public auction of the property. While not reflected in the enclosed 2010 Annual Report, on March 25, 2011, the Sevens Building was foreclosed upon/sold to General Electric Credit Equities. As a result of the sale, our 100 percent ownership interest in the property was transferred to an entity affiliated with the lender.

After the disposition of the Sevens Building, NNN 2003 Value Fund LLC’s sole holding is an 8.5 percent ownership interest in Enterprise Technology Center in Scotts Valley, California. National economic challenges continue to dramatically affect the performance of commercial real estate, as evidenced by the performance of NNN 2003 Value Fund. This loan is also in default and, although we are working with the lender of Enterprise Technology Center towards a loan restructure, discounted note sale or discounted payoff, we believe that the likelihood of any recovery of funds is remote. We currently intend to dispose of our remaining property interest and pay distributions to our investors from available funds, if any.

Should you have any questions or require additional information, please feel free to contact me at (714) 975-2200.

Sincerely,

Steven M. Shipp
Executive Vice President
Grubb & Ellis Realty Investors, LLC
The Manager of NNN 2003 Value Fund, LLC

This investment update contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to our ability to work out a solution with the lender of Enterprise Technology Center that would result in a loan restructure, discounted note sale, a discounted payoff or any other solution that may result in the recovery of funds for our investors, and our ability to dispose of our ownership interest in Enterprise Technology Center and pay future distributions to our investors. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry and debt markets; uncertainties relating to the disposition of our one remaining property ownership interest; and other risk factors as outlined in the company’s public periodic reports as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.